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                                                                   EXHIBIT 99.1

                        EDG CAPITAL, INC. CHANGES NAME TO
                          ISOTOPE SOLUTIONS GROUP, INC.

(GARDEN CITY, NY --- NOVEMBER 20, 2001) --- EDG Capital, Inc. (OTCBB: ISTP), a developer of nuclear pharmaceuticals for therapeutic use in the treatment of cancer, announced today that on November 14, 2001, its shareholders approved the change of its corporate name to Isotope Solutions Group, Inc. The change of name was accomplished through the approval at a special meeting of shareholders of an amended and restated certificate of incorporation. The amended and restated certificate of incorporation also effected a number of other important changes meant to bring the certificate of incorporation up to date, including the authorization of a class of undesignated preferred stock and the adoption of a provision permitting the shareholders to act by less than unanimous written consent.

"Our new corporate name, Isotope Solutions Group, Inc., and our new trading symbol, ISTP, more accurately symbolize our mission as a biopharmaceutical development company," said Jack Schwartzberg, Chief Executive Officer, President and Chairman.

Isotope Solutions Group, Inc.'s shareholders also approved at the special meeting an increase in the shares of common stock that may be awarded under the corporation's 2000 Long-Term Incentive Plan to 2,500,000 shares, as well as certain proposed payments and/or property transfers to be made pursuant to the employment agreements between Isotope Solutions Group and each of Jack Schwartzberg and Shraga David Aranoff, Vice President, Chief Operating Officer and Treasurer, the reimbursement and termination provisions of the option agreements between Isotope Solutions Group and each of Jack Schwartzberg and Shraga David Aranoff, and the vesting provisions of the 2000 Long-Term Incentive Plan for purposes of excluding such payments and/or property transfers from the "parachute payment" provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986. Approval of these proposed payments and/or property transfers may enable the corporation to deduct these payments and property transfers, which consist principally of severance pay and the acceleration of options, from its taxes as compensation expense in the event of a change in control of the corporation. The corporation is not presently aware of any proposed or contemplated change of control of the corporation.

ABOUT ISOTOPE SOLUTIONS GROUP, INC. Through its wholly-owned subsidiary, Isotope Solutions, Inc., Isotope Solutions Group, Inc. is engaged in the research, development and testing of nuclear pharmaceuticals for therapeutic use in the treatment of the most lethal forms of cancer. Internationally renowned clinicians, who are under management contracts with Isotope Solutions, Inc., conduct research for the company.

Legal Disclaimers: This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements. The forward-looking statements contained herein represent Isotope Solutions Group, Inc.'s judgment as of the date of this release, and Isotope Solutions Group, Inc. cautions investors not to place undue reliance on such statements.


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CONTACT:  ISOTOPE SOLUTIONS GROUP, INC., NEW YORK
          Shragie David Aranoff
          Vice President
          516/222-5154
          shragie@isotopesolutions.com

          or

          RUBENSTEIN ASSOCIATES, INC.
          Patricia Amerman
          Vice President
          212/843-8049
          pamerm@rubenstein.com


























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